Exhibit 99.1

RAYONIER

News Release

Contacts:

Investors Carl Kraus 904-357-9158
Media Robin Keegan 904-357-9194

For release at 8:30 a.m. EDT

Rayonier Adds Mark E. Gaumond to Board of Directors

JACKSONVILLE, Fla., Nov.1, 2010 - Rayonier (NYSE:RYN) announced today that Mark E. Gaumond has been elected to its board of directors, effective immediately.

Gaumond retired earlier this year as senior vice chair - markets, of Ernst & Young, where he oversaw the assurance, tax, transaction and advisory service lines in the Americas region. Previously, he was the managing partner of the firm's San Francisco office. Prior to joining Ernst & Young in 2002, Gaumond spent more than 25 years with Arthur Andersen LLP, where he served as the audit partner for several multi-national companies operating in a variety of industries.

"We are delighted to have Mark join our board. His 35 years of managerial, financial and accounting experience will be an excellent resource," said Lee M. Thomas, chairman and chief executive officer.

About Rayonier

Rayonier is a leading international forest products company with three core businesses: Timber, Real Estate and Performance Fibers. The company owns, leases or manages 2.5 million acres of timber and land in the United States and New Zealand. The company's holdings include approximately 200,000 acres with residential and commercial development potential along the Interstate 95 corridor between Savannah, Ga., and Daytona Beach, Fla. Its Performance Fibers business is one of the world's leading producers of high-value specialty cellulose fibers. Approximately 45 percent of the company's sales are outside the U.S. to customers in approximately 40 countries. Rayonier is structured as a real estate investment trust. More information is available at www.rayonier.com.

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